AMENDMENT #1
TO EMPLOYMENT AGREEMENT

THIS AMENDMENT #1 ("Amendment"), effective as of September 24, 2019 ("Amendment Effective Date"), is by and between MacroGenics, Inc., a Delaware corporation having its principal place of business at 9704 Medical Center Drive, Rockville, MD 20850 ("Employer" or "Company") and Scott Koenig, M.D., Ph.D. "Executive"), (each a "Party" and collectively the "Parties").

WHEREAS, MacroGenics and Executive executed an Employment Agreement effective on October 9, 2013
("Agreement"); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company, on September 23, 2019, approved amending the Agreement to align the Executive's severance benefit of health (medical, dental, vision) insurance coverage with the time period as Executive's severance salary;

WHEREAS, the Parties wish to revise Agreement in accordance with the Compensation Committee approval, by extending such severance benefit of health insurance coverage for Executive to twenty-four (24) months, as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions:

1.All capitalized terms used in this Amendment but not otherwise defined herein, shall have the meanings ascribed to such terms in the Agreement.

2.Section 5.0S(b) of the Agreement, shall be deleted in its entirety and replaced with the following:

"The continuation of Executive's participation in the Company's medical, dental, and vision benefit plans at the same premium cost to Executive as charged to Executive immediately prior to the Termination date for a period of twenty-four (24) months immediately following the Termination Date, or if earlier, until Executive obtains other employment which provides the same type of benefit; provided, however, that (a) it is understood and agreed that such continued medical, dental, and vision benefits may at the election of the Company be provided by Executive electing the discontinuation of coverage pursuant to COBRA with the Company reimbursing Executive for COBRA premiums to the extent required so that Executive's premium cost for the coverage in effect for the Executive prior to the Termination Date is substantially the same as immediately prior to the Termination Date, and (b) if the Company determines, in its reasonable judgment, that providing medical, dental, and/or vision benefits in accordance with the preceding provisions of this Section 5.0S(b) would result in a violation of applicable law, the imposition of any penalties under applicable law, or adverse tax consequences for participants covered by the Company's medical, dental, and/or vision plans, the Company may terminate such coverage (or reimbursement) with respect to Executive and instead pay to executive taxable cash payments at the same time and in the same amounts as the Company would have paid as premiums (or as COBRA premium reimbursements) to provide such coverage."

3.This Amendment and the Agreement constitute the entire agreement of the Parties and supersedes any and all prior agreements, written or oral, between the Parties relating to the subject matter of this Amendment and the Agreement and may not be amended unless agreed to in writing by both Parties.

4.This Amendment may be executed in counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures and signatures transmitted by email after having been scanned will be accepted as originals for the purposes of this Amendment.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment to be executed by their respective duly authorized representatives as of the dates written below.

MacroGenics, Inc. ("Company") Scott Koenig, M.D. ("Executive")
Date: March 23, 2020 Date: March 23, 2020
Signed: /s/ Matthew Fust Signed: /s/ Scott Koenig
Name: Matthew Fust Name: Scott Koenig
Title: Chair, Compensation Committee Title: Chief Executive Officer